EXHIBIT 23.1


                        Consent of Deloitte & Touche LLP


C/M:  11752.0000 437147.3

                         INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and
Shareholders of Chartwell Leisure Inc.

We consent to the incorporation by reference in the Registration Statement of Chartwell Leisure Inc. (formerly National Loding Corp.) on Form S-8 of our report dated February 12, 1997, except for Note 20, as to which the date is March 21, 1997 appearing in and incorporated by reference in the Annual Report on Form 10-K of Chartwell Leisure Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is part of this registration statement.



DELOITTE & TOUCHE LLP
Parsippany, New Jersey
July 2, 1997